Exhibit 10.61

Agreement on Inward Bills

To: Ningbo Ximen Branch/Sub-branch of Shanghai Pudong Development Bank

                                                                                                          NO.: 94052012280029

Name of Client	Ningbo Keyuan Plastics Co., Ltd.	Date of Application	January 31, 2012
Address	Bei Lun	Liaison for Client	Dongyi Liang
Tel.	0574-86232932	SPD Bank Liaison(filled up by bank)
Fax:	0574-86232618
This company hereby irrevocably applies to SPD bank for import pay on other’s behalf service in accordance with following provisions of This Agreement due to in need of financing.
I. Prime Articles
☐ This Agreement is entered into as affiliated financing documents of Financing Limit Agreement with ref. No. of ( ) (hereinafter “Financing Limit Agreement”). After This Agreement comes into effect, all articles of it will merge to Financing Limit Agreement and be regarded as an integral part of it (The client should check this item and indicate ref. No. of Financing Limit Agreement if the client has signed Financing Limit Agreement with SPD bank. );
☑ This Agreement is an independent credit document entered into by and between applicant and SPD Bank  (the client should check this item if the client has not signed Financing Limit Agreement with SPD bank );

II. Document Description and Condition of Payment on Other’s Behalf
(If there is discrepancy between Financing Limit Agreement signed by the client and This Agreement on interest rate of financing and penalty interest rate, provisions of This Agreement shall prevail.)
No. of L/C	LC940511000049A1	Amount of L/C Draft/ Invoice Amount(Currency)	USD 15,537,836.60
Record of Document Examination	☐ Inconsistent ☐ Consistent	No. of Import Trading Contract	KAO-20101230-045
Percent of Margin	10%	Documentation	Release
Inward Bills Amounts	USD 15,537,836,60	Terms	90 Days
Interest Rate	7.04685%	Default Interest Rate
Notes: RMB interest rate is annual interest rate, floating interest rate shall indicate floating term.

III. Confirmation of Guarantor
About the (                ) agreement with ref. No. of (        ) where This Company be the guarantor and SPD bank be the secured creditor.
This Company, as the guarantor between the client and SPD bank to skip opening deposit L/C, has already signed abovementioned guarantee documents along with SPD bank. This Company hereby agrees that: once SPD bank releases aforesaid amount for import pay on other’s behalf, This Company shall keep taking joint and several liability for the principal and interest of the amount released by SPD bank to pay on other’s behalf; and creditor’s rights enjoyed by SPD bank against the client belong to the range of creditor’s rights secured by guarantee agreement. This Confirmation shall be irrevocable.

Guarantor (Seal) Legal Representative or Authorized Agent (Signature or Seal)

IV. Newly-Added Guarantee
Guarantor:	Form of Security : ☐ mortgage; ☐ impawn; ☐ guarantee
V General Provisions
The client hereby confirms that the client has read and agrees with general provisions of  following Inward Bills agreement:
1.     SPD bank shall release bills after signing the agreement, otherwise, can revoke the financial promise basing on this agreement.
2.     Bills under this agreement only used for making up Margin gap under related L/C. Value date is the real issuance date, which shall not later the last repayment date of L/C.
3.     Interest Payment method  Unless otherwise noted, interest shall be settled per day, profits with this clear.
4.     Document submission

Client promises to submit following documents to SPD bank or meet corresponding conditions, yet SPD bank shall take no responsibility to verify authenticity of these documents.
(1)	Copy of the latest Articles of Association and business license of the client;
(2)
Resolution made by board of directors which authorizes the client to sign This Agreement and relevant affiliated financing documents (if there is restrictions on the mandate of the legal representative to enter into agreement in Articles of Association of the client);

(3)	The authorization letter made by the client to the authorized agent and signature sample of the authorized agent;
(4)	This Agreement which has been legally signed by the client;
(5)	The client refers business day of SPD bank as the withdrawal day.
(6)	If the pay on other’s behalf business under This Agreement is secured, then this security document shall have been signed prior to pay on other’s behalf and this guarantee shall have come into effect;
(7)	Other documents and/or conditions SPD bank might ask at any time.
5.     Skip the inconsistence
The client hereby confirms that SPD bank handles the pay on other’s behalf and the use of it just based on client’s application. Therefore, once the client submits This Agreement which has been effectively signed, an irrevocable application for pay on other’s behalf has then been established, and the client has irrevocably agreed to waive counter-argument right of refusing payment on the grounds of documents inconsistence under relevant L/C.

6.
If the expiry date of period to pay on other’s behalf designated shall not be a working day of SPD bank, then the expiry date of financing period designated shall be put off to next working day of SPD bank, and interest shall be collected for this put-off period;

7.     Reporting balance of international payments
After make import pay on other’s behalf, the client shall carry out relevant procedure according to requirement from foreign exchange control policies as soon as possible.

8. Prepayment and expiration ahead of time
Client can conduct a prepayment on condition that SPD bank agrees in writing and the client fully compensates SPD bank in terms of any costs and losses arising from prepayment, and this kind of prepayment shall be immediately regarded as expiration ahead of time. SPD bank shall have the right to inform the client at any time of expiration ahead of time of import pay on other’s behalf under This Agreement, without having to give any explanation. And the client shall immediately repay any amount related to pay on other’s behalf.

9. The client hereby confirms that:
(8)  In case that the client presents trust receipt to SPD bank, and before the debt under This Agreement gets fully paid, SPD bank shall have the ownership of the goods under import pay on other’s behalf.

(9)  When the client has any payment due against SPD bank, SPD bank shall have the right to dispose the goods under import pay on other’s behalf, and the processed, mixed and composite of the goods as well. Any amount acquired from these disposals shall first of all be used to repay the debt under This Agreement. And SPD bank shall still have the right to further claim against the client on the part of debt which can not be repaid due to inadequate amount. The client though, doesn’t raise objection about this.
(10)   The client confirms that the deposit paid at application to SPD bank for import pay on other’s behalf and its interest shall be the mortgage to guarantee the performance of This Agreement, and authorizes SPD bank to directly deduct from this deposit and its interest when SPD bank needs to make external payment due to This Agreement.

10. Tax
The client shall repay full amount under This Agreement and shall not make deduction in any form from it, unless client shall, according to law, deduct relevant taxes at repayment of amount of pay on other’s behalf. In this case, the client shall pay SPD bank extra amount which shall be equal to the amount deducted.

11. Declaration and Guarantee
The client hereby makes following declaration and guarantee which will be viewed as repeatedly made each time SPD bank provides pay on other’s behalf service to the client according to provisions of This Agreement:

(11)   The client shall be companies etc. which is established according to Chinese law (HK, Macau and Taiwan excluded, similarly hereinafter),  which have the right to sign This Agreement and any documents related to This Agreement, and have adopted any necessary corporation action to make This Agreement and any documents related to This Agreement legal, effective and enforceable;
(12)  The client doesn’t and will not violate any other contracts or documents already signed by it, nor articles of association, any applicable laws, regulations or ordinance, relevant documents, rules and arbitration rules made by competent department, nor conflict with any other obligations or agreement borne by the client by signing This Agreement and implementing obligations under This Agreement;
(13)   The client and its any shareholders, affiliates don’t be involved in any liquidation, bankruptcy, reconstruction, merger, consolidation, division,  reorganization, dissolve, close down, discontinuation  or similar legal procedure, nor is there any situation happening which could result in these legal proceedings;
(14)   The client isn’t involved in any economic, civil, criminal, administrative procedure or similar arbitration proceedings which could have major adverse impact on it, nor is there any situation happening which could result in the client being involved in these legal proceedings or similar arbitration proceedings;
(15)   Legal representative, director, supervisor or other senior management of the client and any vital assets of the client isn’t involved in any enforcement, close down, seizure, freeze, lien and supervisory measures, nor is there any situation happening which could result in the client being involved in these measures;
(16)   The client guarantees that all financial statements (if any ) presented by it are in line with provisions of Chinese laws, and are a true, complete and fair reflection of its financial status; and all data, documents and information etc. about the client itself and the guarantor etc. provided by the client to SPD bank during the process of signing and implementing This Agreement is true, effective, accurate, complete and no any hidden facts or omission;
(17)   The client strictly abides by provisions of laws and regulations during its operational activities, carries out businesses exactly according to business scope approved by its business license or verified by laws, and handles annual inspection of registration procedure in a timely manner;

(18)   The client guarantees that there shall not be any other situations or events which have or could have major adverse impact on contractual capacity of the client;
(19)   For the financing under this import pay on other’s behalf agreement provided by SPD bank, the client guarantees that repay all principal refinanced, interest (including compound interest and penalty interest ),  commission charge, postage/cable charge and all relevant charges once and for all before expiration of import pay on other’s behalf according to requirement from SPD bank.

12. Items Promised The client hereby makes promises as follow:
(1)     The client shall strictly abide by and implement each item of obligations under This Agreement;
(2)     The client shall, according to provisions of This Agreement, repay the principal and interest of pay on other’s behalf and related charges in a timely manner; the client shall carry out, acquire and conform to all approval, authorization, registration and licensing procedure required by applicable laws and keep its effectiveness, to make it able to legally sign and perform obligations under This Agreement and any documents related to  This Agreement; the client shall be able to present prove accordingly at SPD bank’s request.;
(3)      If the client shall be informed of its involvement of any economic, civil, criminal, administrative procedure or similar arbitration proceedings, or any enforcement, close down, seizure, freeze, lien and supervisory measures which could have a major adverse impact on it, the client shall, within 5 working days, inform SPD bank in writing and give a detailed explanation about the impact and what remedial measures it has taken or plans to take;
(4)     The client shall in no case repay any third party other than SPD bank any debt of a large amount or perform any guarantee obligation without written approval from SPD bank;
(5)     The client shall not incur any other liability or contingent liability with large amount, nor shall it set up or provide guarantee in any form with a nature of priority for itself or any third party without written approval from SPD bank. The client shall, since the signing of This Agreement, and before paid-up of pay on other’s behalf under This Agreement, without written approval from SPD bank, not

A.   carry out any liquidation, bankruptcy, reconstruction, merger, consolidation, division,  reorganization, dissolve, close down, discontinuation  or similar legal procedure;
B.    sell, lease, bestow, transfer or dispose any of its vital assets in any other ways except for daily operation purposes;
C.    incur any alternation of its stockholders’ rights structure;
D.   sign any contract/agreement which could have major adverse impact on contractual capacity of the client under This Agreement, or take on obligations which could do the same impact.

(1)    As for the guarantee under This Agreement, if it incurs certain change under certain circumstances, the client shall, according to SPD bank’s requirement, provide other guarantees in time that SPD bank permits. These certain circumstances or certain changes include but not limited to guarantor suspension of production, close down, dissolve, suspension and correction, revocation or cancellation of business license, apply or be applied for reorganization, bankruptcy, substantive change in its operation or financial status, be involved in major litigation or arbitration cases, its legal representative, director, supervisor or senior management be involved in law suit, reduction or would-be reduction of value of collateral, or property preservation measures such as closing down be adopted on collaterals, breach of guarantee contract and demand to cancel guarantee contract etc.;
(2)     The client shall also carry out enforceable public notary in public notary office designated by SPD bank at SPD bank’s request, and the client shall bear the cost and willingly accept the enforcement;

(3)      If there shall be any events happening which could have an impact on client’s capability of performing obligations under This Agreement or any documents related to This Agreement, the client shall at any time keep SPD bank informed;
(4)     The client guarantees that there shall be no restriction articles on the client’s acquiring the ownership of the goods in the basic trading contract about financing under This Agreement, including but not limited to the articles speculating the seller keeps ownership of the goods etc.;
(5)      If the client imports to sell to domestic markets, the client shall provide domestic trading (sales) contract, and designates in this contract a certain bank account opened in SPD bank as the only bank account for collection of the payment of the goods. And the client further confirms that after payment of the goods is credited to this bank account, SPD bank shall have the right to proactively deduct amount from it to repay the financing amount under This Agreement.

13. Costs and expenses
The client shall pay any stamp duties and other taxes and charges on This Agreement and any documents related to This Agreement, except for those as law stipulates shall be paid by SPD bank.
14. Penalty interests
If the client shall have any payment due of pay on other’s behalf, the client shall pay SPD bank penalty interests for the period starting from expiration date of this payment to the actual payment date with the due amount (including due penalty interests) as the base. The penalty interests shall be settled monthly and compound interest shall be collected also monthly.

15. Authorization of repayment and its offset
The client hereby gives authorization to SPD bank, shall the client have any payment due in SPD bank, whether this payment due is under This Agreement or not, SPD bank shall have the right to, on the client’s behalf, directly deduct this amount from any bank account (whatever currency) opened in any branch administered by Head Office of SPD bank to pay up this payment due. This authorization shall be irrevocable. As for foreign exchange conversion, SPD bank shall do it according to its own foreign exchange rate, and the risk of foreign exchange rate shall be taken by the client.

16. Liability prove
SPD bank will, according to its consistent business operation principle, keep one set of account books and vouchers on its account for business activities This Agreement involves. The client admits that this record of account books and vouchers shall be the effective evidence of its liability except for obvious mistakes.

17. Transfer
The client shall not transfer any rights or obligations under This Agreement. SPD bank can at any time, transfer its rights or obligations under This Agreement to any third party, and disclose any information related to This Agreement, including those provided by the client and its guarantor to SPD bank for This Agreement.

18. Breach of the contract
Any statements and guarantee from the client which violates  This Agreement, or these statements and guarantee is proved to be incorrect, untrue, incomplete, misleading or has been violated,  and/or the client violates or doesn’t fulfill any items promised in This Agreement, or the client violates any provision of  This Agreement,  and/or there is any situation happening on the client which could affect the security of the loan of SPD bank, and/or guarantor violates provisions of any guarantee documents etc, shall constitute breach of This Agreement by each of them. SPD bank shall have the right to declare expiration ahead of time, and demand the client to immediately repay the principal and interest (including penalty interest) of pay on other’s behalf, and compensate all losses incurred by SPD bank including legal costs, and take measures agreed on This Agreement to further claim against the client and the guarantor.

19. Special agreement for group client
If the client under This Agreement shall be group client, it agrees as follow:
(1)
The client shall in time report the situation of affiliate transaction of 10% and above the net assets of actual fiduciary, including a.) affiliate relation between parties involved in the transaction; b.) transaction project and nature of the transaction; c.) amount of transaction or proportion; d.) pricing policy (including transactions where there isn’t an amount or there is only a symbolic amount)

(2)
actual fiduciary having following situations will be regarded as breach under This Agreement by the client, and SPD bank shall have the right to unilaterally cancel the credit line the client has not used, and withdraw the credit line which has partly or wholly been used, or give the client a margin call up to 100%: a.) provide false material or hide substantive operational or financial facts; b.) unilaterally change the designated usage of credit line,  misappropriate credit line or engage in illegal transaction using credit line without permission from SPD bank; c.) using unreal contract with affiliate, to discount the creditor’s rights such as notes receivable and amounts receivable or mortgage to extract bank capital or credit line; d.) reject supervision and examination by SPD bank on usage of its credit and relevant operation and financial situation; e.) SPD bank thinks security of credit line could be affected due to substantive merger, acquisition and reorganization etc. emerging; f.) intentionally evade creditor’s rights of the bank by affiliate transaction.

20. Other agreements__________
21. Applicable laws and jurisdiction
This Agreement shall be governed by law of the People’s Republic of China (HK, Macau and Taiwan is not included here for the purpose of This Agreement), and interpreted by law of the People’s Republic of China. Any disputes related to This Agreement, shall be submitted to the People’s Court where SPD bank locates.

22. Place to serve litigation bills
The client confirms that if any law suits happen under This Agreement, legal papers such as summons, notice etc. issued against it during the process of litigation can be regarded as served only by delivering to the address listed at the head of This Agreement. Alternation of this address will not have legal effect until SPD bank is informed in advance.

23.  Severability of articles
Any articles going void, illegal or unenforceable under This Agreement shall not affect effectiveness, validity and enforceability of other articles herein.
24.  During the period of validity of This Agreement, if SPD bank grants extension or defers to take action against any breaching or other activities of the client, it shall not damage, impact or restrict all rights or benefits that SPD bank enjoys as the creditor according to laws or This Agreement, nor shall it be regarded as permission for activities of breaching This Agreement of the client given by SPD bank, nor even be regarded as SPD bank waiving its rights to take action against existing or future breaching activities of the client.
25.  Consistency of financing limit agreement
If there is discrepancy between financing limit agreement (if any, and including effective alternation made at any time) and This Agreement, the latter shall prevail.

26.
This Agreement comes in 6 copies of the same content with equal legal effect, with the client holding one copy, the guarantor holding one copy, and SPD bank holding four copies. and it shall not be established until both parties affix stamp, or their legal representative/person in charge or authorized agent sign or affix stamp. This Agreement shall come into force since the bank to pay on other’s behalf completes import pay on other’s behalf.

Signature column
Both parties confirm that by the time of signing This Agreement, both parties have carefully read and discussed about all articles, and don’t raise any objections on any articles of This Agreement, and have correct understanding of rights and obligations of the involved parties and the legal definition of liability restrictions or exemption clause as well.

Client: (Seal: Ningbo Keyuan Plastics Co., Ltd.) Legal representative or authorized agent (signature or seal) : Tao Chunfeng	SPD bank (Seal : Special stamp for business contract of Ningbo Ximen Branch of Shanghai Pudong Development Bank ) person in charge or authorized agent( signature or seal) :
Signing date: